Exhibit 6.2

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of the ___th day of August, 2017 by and among Kindara Inc. a Delaware corporation (the “Company”), the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1.          Purchase and Sale of Preferred Stock.

1.1           Sale and Issuance of Series A Preferred Stock.

(a)          The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Third Amended and Restated Certificate of Incorporation in the form of Exhibit B attached to this Agreement (the “Restated Certificate”).

(b)          Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase price of $0.25 per share. The shares of Series A Preferred Stock issued to the Purchasers pursuant to this Agreement (including any shares issued at the Initial Closing and any Additional Shares) shall be referred to in this Agreement as the “Shares.”

1.2           Closing; Delivery.

(a)          The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the Company and the Purchasers mutually agreed upon, orally or in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)          Payment for Shares by Purchasers shall be received by The Bryn Mawr Trust Company of Delaware (the “Escrow Agent”) from Purchaser by transfer of immediately available funds via wire or ACH, or other means approved by the Company at least two days prior to the applicable Closing in the amount of Purchaser’s subscription using the instructions below. Tendered funds will remain in escrow until both the minimum offering amount of $500,000 has been reached and a Closing has occurred. In the event the minimum amount of Shares has not been sold by the date that is one year from the qualification of this offering with the SEC, or sooner terminated by the company, any money tendered by Purchaser will be promptly returned by the Escrow Agent.

Bank Name	Bryn Mawr Trust Company
Address	801 Lancaster Ave, Bryn Mawr PA 19010
Routing Number	031908485
Account Number	069-6964
Account Name	Trust Funds
Further Instructions	SeedInvest - DSTLD

(c)          Upon each successful Closing, the Escrow Agent shall release Purchaser funds to the Company. The Purchaser shall receive notice and evidence of the digital entry of the number of the Shares owned by Purchaser reflected on the books and records of the Company and verified by VStock Transfer, LLC (the “Transfer Agent”), which books and records shall bear a notation that the Securities were sold in reliance upon Regulation A of the Securities Act. Upon written instruction by a Purchaser (or its representative), the Transfer Agent may record the Shares beneficially owned by the Purchaser on the books and records of the Company in the name of any other entity as designated by Purchaser.

1.3           Sale of Additional Shares. After the Initial Closing, the Company may sell, on the same terms and conditions as those contained in this Agreement, the difference between 14,000,000 and the number of shares sold in the Initial Closing (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) of Series A Preferred Stock (the “Additional Shares”), to one or more purchasers (the “Additional Purchasers”), provided that (i) such subsequent sale is consummated prior to 120 days after the Initial Closing, and (ii) each Additional Purchaser shall become a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements.

1.4           Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)          “Code” means the Internal Revenue Code of 1986, as amended.

(c)          “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)          “Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement among the Company and the Purchasers and certain other stockholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit D attached to this Agreement.

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(e)          “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(f)          “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation of the following officers: Will Sacks or Ira Hernowitz.

(g)          “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(h)          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i)          “Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Subsection 1.3.

(j)          “Right of First Refusal and Co-Sale Agreement” means the Second Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit E attached to this Agreement.

(k)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(l)          “Series Seed Preferred Stock” means the shares of Series Seed Preferred Stock, par value $0.00001 per share.

(m)          “Series Seed II Preferred Stock” means the shares of Series Seed II Preferred Stock, par value $0.00001 per share.

(n)          “Shares” means the shares of Series A Preferred Stock issued at the Initial Closing and any Additional Shares issued at a subsequent Closing under Subsection 1.3.

(o)          “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, and the Voting Agreement.

(p)          “Voting Agreement” means the Second Amended and Restated Voting Agreement among the Company, the Purchasers and certain other stockholders of the Company, dated as of the date of the Initial Closing, in the form of Exhibit F attached to this Agreement.

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2.          Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1           Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2           Capitalization.

(a)          The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i)          52,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), of which 4,463,909 shares are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii)         32,750,000 shares of Preferred Stock, 11,750,000 of which have been designated Series Seed Preferred Stock, 11,627,544 of which are issued and outstanding immediately prior to the Closing, 7,000,000 of which have been designated Seed II Preferred Stock, 6,721,424 of which are issued and outstanding immediately prior to the Closing, and 14,000,000 shares of Series A Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the Delaware General Corporation Law.

(b)          The Company has reserved 8,797,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2011 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 5,129,663 shares have been granted and are currently outstanding, and 3,667,337 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

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(c)          Subsection 2.2(c) of the Disclosure Schedule sets forth the capitalization of the Company immediately preceding the Initial Closing including the number of shares of the following: (i) issued and outstanding Common Stock; (ii) granted stock options; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Subsection 2.2(b) of this Agreement and Subsection 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, Series Seed Preferred Stock, Series Seed II Preferred Stock or Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock, Series Seed Preferred Stock, Series Seed II Preferred Stock or Series A Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(d)          Except as set forth on Subsection 2.2(d) of the Disclosure Schedule, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Company’s Stock Plan is not assumed in an acquisition. Except as set forth on Subsection 2.2(d) of the Disclosure Schedule, the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(e)          The Company has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

2.3           Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

2.4           Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

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2.5           Valid Issuance of Shares.

(a)          The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Subsection 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Subsection 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

(b)          No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. For the purposes hereof, a “Company Covered Person” means, with respect to the Company as an “Issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of rule 506(d)(1).

2.6           Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Initial Closing, and (ii) filings pursuant to applicable state securities laws, which have been made or will be made in a timely manner.

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2.7           Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) against the Company that to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8           Intellectual Property. To the Company’s Knowledge, it owns or possesses sufficient legal rights to all Company Intellectual Property without any known conflict with, or to the Company’s Knowledge not including any patent search, infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

2.9           Certain Transactions.

(a)          Except as set forth in Schedule 2.9, other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

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(b)          The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company.

2.10         Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.11         Material Liabilities. Except as set forth on Subsection 2.11 of the Disclosure Schedule, the Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

2.12         Employee Matters.

(a)          As of the date hereof, the Company employs five (5) full-time employees.

(b)          To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)          The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

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(d)          Subsection 2.12 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(e)          To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

2.13         Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. Except for taxes for which the deadline for filing a tax return has not elapsed, there are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.14         Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality, proprietary information, assignment of inventions and non-solicitation substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Subsection 2.14.

2.15         Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.16         Corporate Documents. The Restated Certificate and amended and restated Bylaws of the Company are in the form provided to the Purchasers that have requested them. The minute books of the Company contain minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes and have been provided to those Purchasers that have requested them.

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2.17         Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to the Company’s Knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

3.          Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1           Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2           Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3           Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

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3.4           Non-Registered Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the accuracy of the Purchaser’s representations as expressed herein. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement..

3.5           No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6           Accredited Investor Status or Investment Limits. The Purchaser represents that either:

(a)          Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or

(b)          The purchase price, together with any other amounts previously used to purchase Shares in this offering, does not exceed 10% of the greater of Investor’s annual income or net worth (or in the case where Investor is a non-natural person, their revenue or net assets for such Investor's most recently completed fiscal year end).

Investor represents that to the extent it has any questions with respect to its status as an accredited investor, or the application of the investment limits, it has sought professional advice.

3.7           Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.8           Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

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3.9           Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

4.          Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Initial Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1           Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the Initial Closing.

4.2           Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3           Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchasers at the Initial Closing a certificate certifying that the conditions specified in Subsections 4.1 and 4.2 have been fulfilled.

4.4           Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5           Board of Directors. As of the Closing, the authorized size of the Board shall be five (5), and the Board shall be comprised of Ira Hernowitz, Will Sacks, Corey Schmid and Dave Balter, with the remaining seat to remain reserved for a designee to be appointed in a future financing or as otherwise appointed by the Board pursuant to the Bylaws.

4.6           Investors’ Rights Agreement. The Company and each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) and the other stockholders of the Company named as parties thereto shall have executed and delivered the Investors’ Rights Agreement.

4.7           Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

4.8           Voting Agreement. The Company, each Purchaser (other than the Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder), and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

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4.9           Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.10         Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Initial Closing a certificate certifying (i) the Restated Certificate; (ii) the Bylaws of the Company, (iii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iv) resolutions of the stockholders of the Company approving the Restated Certificate.

4.11         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.          Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1           Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2           Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3           Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.4           Investors’ Rights Agreement. Each Purchaser shall have executed and delivered the Investors’ Rights Agreement.

5.5           Right of First Refusal and Co-Sale Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.6           Voting Agreement. Each Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

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6.          Miscellaneous.

6.1           Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3           Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.4           Subscription Procedure. Each Purchaser, by providing his or her name and subscription amount and clicking “accept” and/or checking the appropriate box on SeedInvest, LLC’s platform (the “Platform”), confirms such Purchaser’s investment through the Platform, acknowledges having read the representations in the Purchase Agreement section entitled “Representations and Warranties of the Purchaser,” and hereby represents that the statements contained therein are complete and accurate with respect to the undersigned as a Purchaser in all material respects, and further hereby agrees to be bound by the terms and conditions of (i) the Purchase Agreement as a “Purchaser” thereunder, (ii) the Investors’ Rights Agreement (as defined in the Purchase Agreement) as an “Investor” thereunder, (iii) the Right of First Refusal and Co-Sale Agreement (as defined in the Purchase Agreement) as an “Investor” thereunder, and (iv) the Voting Agreement (as defined in the Purchase Agreement) as an “Investor” thereunder, and.confirms such Purchaser’s electronic signature to each of the foregoing agreements (“Online Acceptance”). Purchaser agrees that his or her electronic signature as provided through Online Acceptance is the legal equivalent of his or her manual signature on each of the foregoing agreements and Online Acceptance establishes such Purchaser’s acceptance of the terms and conditions of each such agreement. .

6.5           Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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6.7           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.6. If notice is given to the Company, it shall be addressed to Kindara Inc.,3004 Arapahoe Ave, Boulder, CO 80303, Attention: Ira Hernowitz, and a copy shall also be sent to Company Counsel LLC, 28 Stone Avenue, Winchester, MA 01890, Attention: Steve Cagnetta.

6.8           No Finder’s Fees. Except for that certain finder’s fee owed by the Company to SI Securities, LLC (“SeedInvest”), pursuant to a separate offering letter between the Company and SeedInvest, each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.9           Amendments and Waivers. Except as set forth in Subsection 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, and the holders of a majority of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Subsection 6.8 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.10         Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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6.12         Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.13         Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Denver, Colorado, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Denver, Colorado or any court of the State of Colorado.

6.13         Waiver of Conflicts. Each party to this Agreement acknowledges that Company Counsel, LLC, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Purchasers in matters unrelated to the transactions described in this Agreement, including the representation of such Purchasers in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Company Counsel’s representation of certain of the Purchasers in such unrelated matters and to Company Counsel’s representation of the Company in connection with this Agreement and the transactions contemplated hereby

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

KINDARA INC:

By:
Ira Hernowitz, Chief Executive Officer

Address: 3004 Arapahoe Ave.
Boulder, CO 80303

KINDARA INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

Financing Signature Page

By execution and delivery of this signature page, the undersigned hereby agrees to become a Purchaser, as defined in that certain Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) by and among Kindara, Inc., a Delaware corporation (the “Company”), and the Purchaser (as defined in the Purchase Agreement), dated as of the Closing (as defined in the Purchase Agreement), acknowledges having read the representations in the Purchase Agreement section entitled “Representations and Warranties of the Purchaser,” and hereby represents that the statements contained therein are complete and accurate with respect to the undersigned as a Purchaser in all material respects. The undersigned further hereby agrees to be bound by the terms and conditions of (i) the Purchase Agreement as a “Purchaser” thereunder, (ii) the Investors’ Rights Agreement (as defined in the Purchase Agreement) as an “Investor” thereunder, (iii) the Right of First Refusal and Co-Sale Agreement (as defined in the Purchase Agreement) as an “Investor” thereunder, and (iv) the Voting Agreement (as defined in the Purchase Agreement) as an “Investor” thereunder, and authorizes this signature page to be attached to each such agreement, or counterparts thereof.

Executed, in counterpart, as of the date set forth above.

PURCHASER:

[NAME]

By:

Name:

Title:

Total Purchase Price:

Contact Person:

Address:

Telephone No.:

Email Address:

EXHIBITS

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Exhibit C -	DISCLOSURE SCHEDULE

Exhibit D -	FORM OF INVESTORS’ RIGHTS AGREEMENT

Exhibit E -	Form of RIGHT OF FIRST REFUSAL AND Co-Sale Agreement

Exhibit F -	FORM OF VOTING AGREEMENT

EXHIBIT A

schedule of purchasers

Initial Closing

Name and Address	Cash Payment for Shares	Total Number of Shares Purchased
[NAME] [ADDRESS] [EMAIL]	[CASH AMOUNT]	[TOTAL SHARES PURCHASED]
TOTAL INITIAL CLOSING	[TOTAL]	[TOTAL]

Exhibit A

schedule of purchasers (CONT’D)

Subsequent Closings

Name and Address	Cash Payment for Shares			Total Number of Shares

TOTAL SUBSEQUENT CLOSINGS		[TOTAL]		[TOTAL]

TOTAL ALL CLOSINGS	$	[	]	[ ]

EXHIBIT B

FORM OF THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C

DISCLOSURE SCHEDULE

This disclosure schedule (the “Disclosure Schedule”) is made and given pursuant to Section 2 of the Series A Preferred Stock Purchase Agreement, dated as of August ____, 2017 (the “Agreement”), between Kindara Inc. (the “Company”) and the Purchasers listed on Exhibit A thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchasers or their respective counsel.

Schedule 2.2 (c)

Capitalization

The capitalization of the Company immediately following the Initial Closing is attached here to as follows:

	Shares Authorized	Shares Issued and Outstanding	Common Stock Equivalent	Fully Diluted Shares	Fully Diluted Ownership
Common Stock classes
Common Stock	29,000,000	4,463,909	4,463,909
Total Common Stock issued and outstanding			4,463,909	4,463,909	15.5646%
Preferred Stock classes
Series Seed II Preferred Stock	7,000,000	6,721,424	6,721,424
Series Seed Preferred Stock	11,750,000	11,627,544	11,627,544
Total Preferred Stock issued and outstanding			18,348,968	18,348,968	63.9785%
Common Stock Warrants
Common Stock Purchase Warrant			270,000
Total Common Stock Warrants issued and outstanding			270,000	270,000	0.9414%
2011 Equity Incentive Plan	5,597,500
RSAs board approved					0.0000%
Options, PIs and RSUs issued and outstanding			5,129,663	5,129,663	17.8859%
Shares available for issuance under the plan			467,337	467,337	1.6295%
Totals				28,679,877	100.0000%

The Company has extended the exercise period for the vested options previously granted to James Patrick Gardner to 10 years from date of grant.

Schedule 2.2(d)

All stock options granted to date and listed in the above table contain the following provision for full acceleration upon a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan (the “Plan”):

Pursuant to the Plan, in the event that a successor corporation does not assume awards granted thereunder, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. See Section 13(c) of the Plan.

In addition, pursuant to their Stock Option Agreements, 50% of the then-unvested Shares underlying the options granted to Ira Hernowitz and Tia Newcomer shall automatically vest upon the consummation of a Change of Control. Further, 15% of the then-unvested Shares underlying the options granted to Ira Hernowitz shall accelerate and be deemed vested upon the completion of an equity financing resulting in proceeds to the Company equal to or in excess of $3,000,000.

Pursuant to her Employment Agreement dated May 12, 2017 (the “Newcomer Employment Agreement”), Tia Newcomer shall be granted an option under the Plan to purchase 286,799 shares of the Company’s common stock upon completion of at least one of certain performance-based milestones. See Section 3(b) of the Tia Employment Agreement.

In addition, the Company plans to grant but has not yet formally granted to Anthony Pitts an option to purchase approximately 788,697 shares of Common Stock, to vest in equal monthly increments over four years.

In December 2015, the Company adjusted the exercise price of all stock options granted in 2013 from $.19 to $.114 to reflect the 409A valuation that was completed in September 2015.

See also the Amended and Restated Founder Stock Restriction Agreement between the Company and Will Sacks dated as of August 7, 2015.

Schedule 2.9

Certain Transactions

Employment Agreement between Ira Hernowitz and the Company.

Employment Agreement between Tia Newcomer and the Company.

Schedule 2.11

Material Liabilities

Partnership Agreement dated October 16, 2014 with Aginova Inc.

Supplier Agreement with Future Electronics.

Promissory Note for $25,000 issued to Boston Seed Capital, LLC, dated March 29, 2017.

Revolving Secured Demand Promissory Note in the maximum aggregate amount of $300,000, issued to Hana Microelectronics Investments Co., Ltd, dated April 5, 2017.

The Company owes the Internal Revenue Service approximately $34,000 in unpaid taxes accrued in 2016, plus interest and penalties thereon, which it expects to repay in due course.

Schedule 2.12

Employee Matters

The Company has a Health Insurance Plan, Vision Plan and Dental Plan with United Healthcare.

The Company offers its employees basic life insurance coverage.

The Company typically pays two weeks’ severance in exchange for signing a release when employment is terminated.

EXHIBIT D

FORM OF INVESTORS’ RIGHTS AGREEMENT

Exhibit E

Form of Right of First Refusal and Co-Sale Agreement

EXHIBIT F

FORM OF VOTING AGREEMENT